Exhibit 99.1

7720 N Dobson Road
CONTACT:	Scottsdale, AZ 85256
Kara Stancell, Investor Relations & Corporate Communications,	(602) 808-8800
(480) 291-5854	www.Medicis.com
MEDICIS REPORTS FOURTH QUARTER AND YEAR-END 2008
FINANCIAL RESULTS
COMPANY RECORDS RECORD ANNUAL REVENUES
SCOTTSDALE, Ariz.—February 25, 2009—
2008 Financial Highlights
•	Revenues increased approximately 13.2%

•	Gross profit margin over 92%

•	Non-GAAP net income increased approximately 12.7%

•	Non-GAAP EPS increased 18%

•	Pro forma cash flow from operations of approximately $145.7 million

•	Dividend increase of 33%
Medicis (NYSE:MRX) today announced net revenues of approximately $517.8 million for the twelve months ended December 31, 2008, compared to net revenues of approximately $457.4 million for the twelve months ended December 31, 2007, which represents an increase of approximately $60.4 million, or approximately 13.2%.
Non-generally accepted accounting principles (non-GAAP) net income (defined below) for the twelve months ended December 31, 2008, was approximately $94.4 million, compared to non-GAAP net income of approximately $83.7 million for the twelve months ended December 31, 2007, which represents an increase of approximately $10.7 million, or approximately 12.7%. Non-GAAP net income for the twelve months ended December 31, 2008, excludes charges totaling approximately $109.4 million (pre-tax), consisting of a $40.0 million (pre-tax) payment relating to the Impax transaction, a $25.0 million (pre-tax) payment to Ipsen for the RELOXIN® Biologics License Application (BLA) acceptance by the U.S. Food and Drug Administration (FDA), a $30.5 million (non-deductible) acquired in-process research and development (R&D) charge associated with the LipoSonix acquisition, a $9.1 million (non-deductible) charge related to our investment in Revance and a $4.8 million (pre-tax) charge associated with our lease exit costs.
Non-GAAP earnings per diluted share for the twelve months ended December 31, 2008, was $1.49, compared to non-GAAP earnings per diluted share of $1.26 for the twelve months ended December 31, 2007, which represents an increase of $0.23 per diluted share, or approximately 17.7%.
GAAP net income for the twelve months ended December 31, 2008, was approximately $10.3 million, compared to GAAP net income of approximately $70.4 million for the twelve months ended December 31, 2007. GAAP earnings per diluted share for the twelve months ended December 31, 2008, was $0.18, compared to GAAP earnings per diluted share of $1.08 for the twelve months ended December 31, 2007.
The Company’s achievement of approximately $517.8 million in net revenues and non-GAAP earnings of $1.49 per diluted share compares favorably to the Company’s published guidance ranges of approximately $506-$511 million in net revenues and $1.36-$1.39 in non-GAAP earnings per diluted share for the twelve months ended December 31, 2008.
“We are extremely pleased to announce another year of record revenues, despite economic pressures,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “Our 20th year anniversary brought excitement with the acquisition of LipoSonix, FDA’s acceptance of the RELOXIN® BLA in aesthetics and patent listings in the Orange Book for both SOLODYN® and ZIANA®. In response to widespread effects of a challenging economic recession, we reached out to consumers with product incentives and tightened the Company’s belt with targeted, non-strategic cost reductions. As we enter 2009, we eagerly await FDA approvals for RELOXIN® and follow-on forms of SOLODYN®, and issuance of a Medical Device License (MDL) for LIPOSONIX®1 in Canada. Additionally, we remain focused on the preservation of the SOLODYN® franchise and the continued development of sophisticated pipeline projects we believe will provide meaningful benefits to our physicians and their patients.”
For the three months ended December 31, 2008, Medicis recorded net revenues of approximately $136.0 million, compared to net revenues of approximately $134.1 million for the three months ended December 31, 2007, representing an increase of approximately $1.8 million, or approximately 1.4%.
Non-GAAP net income for the three months ended December 31, 2008, was approximately $25.8 million, compared to non-GAAP net income of approximately $32.5 million for the three months ended December 31, 2007, which represents a decrease of approximately $6.7 million, or approximately 20.6%. Non-GAAP net income for the three months ended December 31, 2008, excludes charges totaling $43.6 million (pre-tax), consisting of a $40.0 million (pre-tax) payment relating to the Impax transaction and a $3.6 million (non-deductible) charge relating to our investment in Revance. The decrease in non-GAAP net income was due primarily to the increase in operating expenses associated with the acquisition and integration of LipoSonix, and the reduction in interest income due to lower cash balances from the redemption of the 1.5% contingent convertible notes, purchases of strategic assets and declining investment income rates.
Non-GAAP earnings per diluted share for the three months ended December 31, 2008, was $0.42, compared to non-GAAP earnings per diluted share of $0.48 for the three months ended December 31, 2007, which represents a decrease of $0.06 per diluted share, or approximately 11.8%.

[1]	The LIPOSONIX® technology is currently not approved for sale or use in the U.S.

GAAP net loss for the three months ended December 31, 2008, was approximately ($8.6) million, compared to GAAP net income of approximately $23.2 million for the three months ended December 31, 2007. GAAP net loss per diluted share for the three months ended December 31, 2008, was ($0.15), compared to GAAP earnings per diluted share of $0.35 for the three months ended December 31, 2007.
The Company’s achievement of approximately $136.0 million in net revenues and non-GAAP earnings of $0.42 per diluted share compares favorably to the Company’s published guidance ranges of approximately $125-$130 million in net revenues and $0.30-$0.33 in non-GAAP earnings per diluted share for the three months ended December 31, 2008. During the quarter, the Company’s results were positively impacted primarily by increasing sequential SOLODYN® prescriptions by approximately 29%, sustaining the average selling price levels for SOLODYN® within the guided range of $300-$320 per prescription, maintaining consistent days of SOLODYN® inventory on hand at the wholesalers and achieving targeted cost reductions in non-strategic operational spending.
Acne Products
Medicis recorded net revenues of approximately $92.2 million from sales of its acne products for the three months ended December 31, 2008, compared to net revenues of approximately $77.4 million for the three months ended December 31, 2007, which represents an increase of approximately $14.8 million, or approximately 19.1%. For the twelve months ended December 31, 2008, the Company recorded net revenues of approximately $325.0 million from sales of its acne products, compared to net revenues of approximately $243.4 million for the twelve months ended December 31, 2007, which represents an increase of approximately $81.6 million, or approximately 33.5%. This increase is due primarily to the strong demand for SOLODYN®, resulting in increased sales. Medicis’ acne products include primarily PLEXION®, SOLODYN®, TRIAZ® and ZIANA®.
Non-Acne Products
Medicis recorded net revenues of approximately $34.3 million associated with its non-acne products for the three months ended December 31, 2008, compared to net revenues of approximately $42.8 million for the three months ended December 31, 2007, which represents a decrease of approximately $8.6 million, or approximately 20.0%. For the twelve months ended December 31, 2008, the Company recorded net revenues of approximately $148.0 million associated with its non-acne products, compared to net revenues of approximately $172.9 million for the twelve months ended December 31, 2007, which represents a decrease of approximately $24.9 million, or approximately 14.4%. This decrease is a result of the non-acne products category being more sensitive to weaknesses in the U.S. economy than the acne products category. Medicis’ non-acne products include primarily LOPROX®, PERLANE®, RESTYLANE® and VANOS®.
Other Non-Dermatological Products
Medicis recorded net revenues of approximately $9.5 million associated with its other non-dermatological products for the three months ended December 31, 2008, compared to net revenues of approximately $13.9 million for the three months ended December 31, 2007, which represents a decrease of $4.4 million, or approximately 31.7%. This decrease is due primarily to lower sales of AMMONUL® and BUPHENYL® and a reduction in contract revenue. For the twelve months ended December 31, 2008, the Company recorded net revenues of approximately $44.8 million associated with its other non-dermatological products, compared to net revenues of approximately $41.1 million for the twelve months ended December 31, 2007, which represents an increase of approximately $3.7 million, or approximately 9.0%. This increase is due primarily to an increase in sales of AMMONUL® and BUPHENYL® and an increase in contract revenue. Medicis’ other non-dermatological products include primarily AMMONUL®, BUPHENYL®, LIPOSONIX®1 and contract revenue.
Other Income Statement Items
Gross profit margin for the three months ended December 31, 2008, increased approximately 2.5 percentage points to approximately 94.5%, compared to approximately 92.0% for the three months ended December 31, 2007. For the twelve months ended December 31, 2008, gross profit margin increased approximately 4.8 percentage points to approximately 92.5%, compared to approximately 87.7% for the twelve months ended December 31, 2007. This increase was due primarily to product mix, which included increased sales of the higher-margin product SOLODYN®.
Selling, general and administrative (SG&A) expense for the three months ended December 31, 2008, was approximately $64.3 million, or approximately 47.3% of net revenues, compared to approximately $63.9 million, or approximately 47.7% of net revenues, for the three months ended December 31, 2007. For the twelve months ended December 31, 2008, the Company recorded SG&A expense of approximately $279.8 million, or approximately 54.0% of net revenues, compared to approximately $242.6 million, or approximately 53.0% of net revenues, for the twelve months ended December 31, 2007. Fluctuations in SG&A were primarily due to an increase in expenses associated with the acquisition and integration of LipoSonix, patent litigation associated with SOLODYN®, costs related to the restatement of our 2007 Form 10-K and our Forms 10-Q for the first and second quarters of 2008, a lease retirement obligation, promotional programs for RESTYLANE®, personnel, professional services and business development and costs related to the development and implementation of our new enterprise resource planning system.
R&D expense for the three months ended December 31, 2008, was $50.6 million, compared to approximately $16.9 million for the three months ended December 31, 2007. This increase in R&D is due primarily to a $40.0 million purchased R&D charge associated with the Impax transaction. R&D expense for the twelve months ended December 31, 2008, was $130.4 million, compared to approximately $39.4 million for the twelve months ended December 31, 2007. This increase in R&D is due primarily to the $40.0 million purchased R&D charge relating to the Impax transaction, a $30.5 million acquired in-process R&D charge associated with the LipoSonix transaction and a $25.0 million payment to Ipsen for the RELOXIN® BLA acceptance by FDA.
Other expense for the three months ended December 31, 2008, was $10.0 million, which consisted of a $3.6 million (non-deductible) charge related to our investment in Revance and a $6.4 million other-than-temporary impairment loss recognized related to our auction rate securities investments. For the twelve months ended December 31, 2008, other expense was $15.5 million, which consisted of a $9.1 million (non-deductible) charge related to our investment in Revance and a $6.4 million other-than-temporary impairment loss recognized related to our auction rate securities investments.
Cash Flow
The Company’s cash flow from operations was approximately $45.8 million for the twelve months ended December 31, 2008. This includes cash payments of $40.0 million to Impax,

$25.0 million to Ipsen and $34.9 million relating to the tax liability for the repurchase of the Company’s 1.5% contingent convertible notes.
2009 Guidance
Based upon information available currently to the Company’s management, the Company’s financial guidance for 2009 is anticipated as follows:
Calendar 2009
(in millions, except per share amounts)

	First	Second	Third	Fourth	Calendar
	Quarter	Quarter	Quarter	Quarter	Year-End
	(3/31/09)	(6/30/09)	(9/30/09)	(12/31/09)	2009
	Estimated	Estimated	Estimated	Estimated	Estimated

Revenue	$125-$130	$137-$142	$160-$165	$178-$183	$600-$620
Non-GAAP diluted earnings per share objectives	$0.15-$0.18	$0.20-$0.23	$0.41-$0.44	$0.61-$0.64	$1.37-$1.49
Additional 2009 Guidance Considerations
•	Revenue and non-GAAP diluted earnings per share objectives include a full year of SOLODYN® revenue with no generic entry and revenue associated with the anticipated FDA approval and subsequent launch of RELOXIN® in the second half of 2009;

•	gross profit margins of approximately 90% of revenues;

•	SG&A expenses of approximately 52-54% of revenues;

•	R&D expenses of approximately 8-10% of revenues;

•	depreciation and amortization of approximately $32-$35 million for the year;

•	effective tax rate of approximately 38-39%;

•	the non-GAAP diluted earnings per share figures above incorporate the impact of FAS 123R, totaling approximately $14-$15 million for the year; and

•	fully diluted weighted average shares outstanding of approximately 64-65 million shares.

The above guidance does not take into account the following:
•	potential special charges associated with R&D milestones or contract payments;

•	potential additional recognized losses on our auction rate securities investments;

•	the financial impact of changes in accounting or governmental pronouncements;

•	charges related to the accounting for our investment in Revance;

•	the impact of a potential generic launch to SOLODYN®;

•	the timing of additional SOLODYN® patent allowances, if any;

•	the outcome of the Company’s Citizen Petition filed with FDA in February 2009, which may affect the timing of potential approvals of generic versions of SOLODYN®;

•	the deployment of certain wholesaler inventory reduction strategies for SOLODYN® which may continue into 2009 in anticipation of FDA approval for follow-on forms of SOLODYN®;

•	uncertainty relating to the reduction of the average selling price for SOLODYN® as a result of the SOLODYN® Patient Access Card intended to stimulate demand for SOLODYN®; and

•	the impact of the U.S. economy on the Company’s aesthetic and therapeutic franchises.
At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company’s management.
Diluted Earnings Per Share
Diluted earnings per share amounts are calculated using the “if-converted” method of accounting regardless of whether the Company’s outstanding convertible bonds meet the criteria for conversion and regardless of whether the bondholders actually convert their bonds into shares.
Use of Non-GAAP Financial Information
The Company has disclosed non-GAAP financial information in this press release to provide meaningful supplemental information regarding its operational performance and to enhance its investors’ overall understanding of its core financial performance. Management measures the Company’s performance using non-GAAP financial measures such as those that are disclosed in this press release. This information facilitates management’s internal comparisons to the Company’s historical core operating results and competitors’ core operating results, and is a basis for financial decision making. Management believes that Medicis’ investors benefit from seeing the Company’s results on the same basis as management, in addition to the GAAP presentation. In our view, the non-GAAP financial measures are informative to investors, allowing them to focus on the ongoing operations and core results of Medicis’ business. Historically, Medicis has reported similar non-GAAP information to its investors and believes that the inclusion of comparative numbers provides consistency in the Company’s financial disclosures. This information is not in accordance with, or an alternative for, information prepared using GAAP. Non-GAAP net income excludes certain items, such as charges for R&D, transaction costs, the impairment of long-lived assets and litigation reserves. These items may have a material effect on the Company’s net income and diluted net income per common share calculated in accordance with GAAP. The Company excludes such charges and the related tax benefits when analyzing its financial results as the items are distinguishable events. Management believes that, by viewing the Company’s results of operations excluding these charges, investors are given an indication of the ongoing results of the Company’s operations.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self- image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the brands RESTYLANE® (hyaluronic acid), PERLANE® (hyaluronic acid), DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), PLEXION® (sodium sulfacetamide 10% and sulfur 5%), SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide) Cream 0.05%, VANOS® (fluocinonide) Cream 0.1%, and ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL® (sodium phenylbutyrate) Tablets and Powder and AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10%, the LIPOSONIX®1 technology and the over-the-counter brand ESOTERICA®.
For more information about Medicis, please visit the Company’s website at www.Medicis.com. Printed copies of the Company’s complete audited financial statements are available free of charge upon request.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements, including:
•	Medicis’ future prospects;

•	revenues, gross profit margin, expense, tax rate and earnings guidance;

•	information regarding business development activities and future regulatory approval of the Company’s products;

•	the commercial success of the Company’s products;

•	the patentability of certain intellectual property;

•	the potential for generic competition to SOLODYN® and other Medicis products;

•	the future expansion of the aesthetics market; and

•	expectations relating to the Company’s product development pipeline, including the timing on FDA’s granting of the BLA for RELOXIN®.
These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. The Company’s business is subject to all risk factors outlined in the Company’s most recent annual report on Form 10-K/A for the year ended December 31, 2007, and other documents we file with the Securities and Exchange Commission (SEC). At the time of this press release, the Company cannot, among other things, assess the likelihood, timing or forthcoming results of R&D projects, the risks associated with the FDA approval process and risks associated with significant competition within the Company’s industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s primary brands, and any future competitive product approvals that may affect the Company’s brands, including the RESTYLANE® franchise. The RESTYLANE® franchise currently includes PERLANE® and RESTYLANE®.
Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for R&D work that has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty about the periods in which these potential payments could be made, nor if any payments such as these will be made at all. Any estimated future guidance does not include, among other things, the potential payments associated with any such transactions.
There are a number of additional important factors that could cause actual results to differ materially from those projected, including:
•	the anticipated size of the markets and demand for Medicis’ products;

•	the availability of product supply or changes in the costs of raw materials;

•	the receipt of required regulatory approvals;

•	competitive developments affecting our products, such as the FDA approvals of Elevess™, Evolence®, Juvederm® Ultra, Juvederm® Ultra Plus, Prevelle™ Silk, Radiesse® and Sculptra®, competitors to RESTYLANE® and PERLANE®, and generic forms of our DYNACIN® Tablets, LOPROX®, PLEXION®, SOLODYN® or TRIAZ® products;

•	product liability claims;

•	the introduction of federal and/or state regulations relating to the Company’s business;

•	dependence on sales of key products;

•	changes in the treatment practices of physicians that currently prescribe the Medicis products, including prescription levels;

•	the uncertainty of future financial results and fluctuations in operating results, and the factors that may attribute to such fluctuations as set forth in our SEC filings;

•	dependence on Medicis’ strategy (including the uncertainty of license payments and/or other payments due from third parties);

•	changes in reimbursement policies of health plans and other health insurers;

•	the timing and success of new product development by Medicis or third parties;

•	the inability to secure patent protection from filed patent applications, inadequate protection of Medicis’ intellectual property or challenges to the validity or enforceability of the Medicis proprietary rights;

•	the risks of pending and future litigation or government investigations; and

•	other risks described from time to time in Medicis’ filings with the SEC.
Forward-looking statements represent the judgment of Medicis’ management as of the date of this release and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any of Medicis’ prescription products is available by contacting the Company. RESTYLANE® and PERLANE® are trademarks of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other trademarks are the property of their respective owners.

Medicis Pharmaceutical Corporation
Summary Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Product revenues	$132,309	$128,207	$500,977	$441,867
Contract revenues	3,662	5,932	16,773	15,526

Total revenues	135,971	134,139	517,750	457,393
Cost of revenues	7,529	10,699	38,714	56,109

Gross profit	128,442	123,440	479,036	401,284
Operating expenses:
Selling, general and administrative	64,259	63,921	279,768	242,633
Impairment of intangible assets	—	—	—	4,067
Research and development	50,584	16,920	99,916	39,429
In-process research and development	—	—	30,500	—
Depreciation and amortization	7,118	6,755	27,698	24,548

Total operating expenses	121,961	87,596	437,882	310,677
Operating income	6,481	35,844	41,154	90,607
Other expense	(10,006)	—	(15,470)	—
Interest income, net	2,251	7,894	16,722	28,372
Income tax expense	(7,327)	(20,518)	(32,130)	(48,544)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Net (loss) income	$(8,601)	$23,220	$10,276	$70,435

Basic net (loss) income per common share	$(0.15)	$0.41	$0.18	$1.26
Diluted net (loss) income per common share	$(0.15)	$0.35	$0.18	$1.08
Shares used in basic net (loss) income per common share	56,718	56,263	56,567	55,988
Shares used in diluted net (loss) income per common share	56,718	70,980	57,323	71,246
Cash flow from operations	$5,045	$31,406	$45,770	$158,944

Medicis Pharmaceutical Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)

	Three months ended			Twelve months ended
	December 31, 2008			December 31, 2008
	Dollar Value		EPS Impact	Dollar Value		EPS Impact
GAAP net (loss) income	$(8,601)		$(0.15)	$10,276		$0.18
Interest expense and associated bond offering costs (tax-effected)	667	{a}		4,202	{a}

GAAP “if-converted” net (loss) income and diluted EPS	(7,934)		(0.13)	14,478		0.22
Non-GAAP adjustments:
Research and development expense related to our collaboration with IMPAX	40,000		0.64	40,000		0.60
In-process research and development expense related to our acquisition of LipoSonix	—		—	30,500		0.46
Charge related to our investment in Revance	3,606		0.06	9,070		0.14
Lease exit costs related to our former headquarters facility	—		—	4,813		0.07
Research and development expense related to milestone payment to Ipsen upon the FDA’s acceptance of RELOXIN® BLA	—		—	25,000		0.38
Income tax effects	(9,169)		(0.15)	(25,293)		(0.38)

Non-GAAP “if-converted” net income and diluted EPS	$26,503		$0.42	$98,568		$1.49

Shares used in basic net income per common share	56,718			56,567
Shares used in diluted net income per common share	62,676			66,270

{a}	In order to determine “if-converted” net income, the tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and the associated bond offering costs of $0.7 million and $4.2 million are added back to GAAP net income for the three months and twelve months ended December 31, 2008, respectively.

Medicis Pharmaceutical Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)

	Three months ended			Twelve months ended
	December 31, 2007			December 31, 2007
	Dollar Value		EPS Impact	Dollar Value		EPS Impact
GAAP net income	$23,220		$0.41	$70,435		$1.26
Interest expense and associated bond offering costs (tax-effected)	1,504	{a}		6,306	{a}

GAAP “if-converted” net income and diluted EPS	24,724		0.35	76,741		1.08
Non-GAAP adjustments:
Research and development expense related to our strategic collaboration with Revance	8,043		0.11	8,043		0.11
Professional fees related to Revance strategic collaboration agreement	1,277		0.02	1,277		0.02
Professional fees related to Hyperion strategic collaboration agreement	—		—	2,150		0.03
Impairment of intangible assets	—		—	4,067		0.05
Income tax effects	—		—	(2,257)		(0.03)

Non-GAAP “if-converted” net income and diluted EPS	$34,044		$0.48	$90,021		$1.26

Shares used in basic net income per common share	56,263			55,988
Shares used in diluted net income per common share	70,980			71,246

{a}	In order to determine “if-converted” net income, the tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and the associated bond offering costs of $1.5 million and $6.3 million are added back to GAAP net income for the three months and twelve months ended December 31, 2007, respectively.

Medicis Pharmaceutical Corporation
Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007
Assets
Cash, cash equivalents & short-term investments	$343,885	$794,680
Accounts receivable, net	52,588	22,205
Inventory, net	24,226	29,973
Deferred tax asset	53,161	9,190
Other current assets	19,676	18,049

Total current assets	493,536	874,097
Property & equipment, net	26,300	13,850
Intangible assets, net	161,429	173,086
Goodwill	156,762	63,107
Deferred tax asset	77,149	59,577
Long-term investments	55,333	17,072
Other assets	2,925	12,622

Total assets	$973,434	$1,213,411

Liabilities and stockholders’ equity
Contingent convertible senior notes 1.5%, due 2033	$—	$283,910
Other current liabilities	185,901	167,216

Total current liabilities	185,901	451,126
Contingent convertible senior notes 1.5%, due 2033	181	—
Contingent convertible senior notes 2.5%, due 2032	169,145	169,145
Other liabilities	14,513	9,839
Stockholders’ equity	603,694	583,301

Total liabilities and stockholders’ equity	$973,434	$1,213,411

Working capital	$307,635	$422,971

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